Exhibit 10.4

MOMENTA PHARMACEUTICALS, INC.
EQUITY AWARD RETIREMENT POLICY

1.Purpose. The purpose of this equity award retirement policy (this “Policy”) is to provide for the treatment of Awards held by Eligible Participants upon their qualifying retirement from the Company, notwithstanding any provision of the Plan or any agreement governing an Award to the contrary. This Policy is effective as of December 14, 2016 (the “Effective Date”).

2.Definitions. As used in this Policy, the following terms shall have the meanings set forth below:

(a)	“Award” means an Option or RSU.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Company” means Momenta Pharmaceuticals, Inc.

(d)	“Compensation Committee” means the Compensation Committee of the Board.

(e)	“Cut-Off Date” means January 1, 1972.

(f)	“Eligible Participant” means any (i) employee of the Company and its subsidiaries or (ii) non-employee Board member.

(g)
“Eligible Retirement Date” means the date on which (i) an Eligible Participant attains a minimum age of fifty-five (55) years and a minimum of five (5) years of full-time employment with the Company and its subsidiaries or service as a Board member, as measured from the Eligible Participant’s hire date or commencement of service as a Board member and (ii) the sum of the Eligible Participant’s age and number of years of such employment or service equals or exceeds sixty-five (65) years.

(h)	“Option” means an option to purchase shares of the Company’s common stock granted or that may be granted to an Eligible Participant under the Plan.

(i)
“Plan” means the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan, the Momenta Pharmaceuticals, Inc. 2004 Stock Incentive Plan and, to the extent applicable, any future or successor equity compensation plan of the Company, in each case as applicable to an Award and as amended or restated from time to time.

(j)
“Retirement Date” means the last date, due to retirement on or after an Eligible Participant’s Eligible Retirement Date, of the Eligible Participant’s (i) employment if the Eligible Participant is an employee or (ii) service to the Company and its subsidiaries as a Board member if the Eligible Participant is a non-employee Board member.

(k)	“Retirement Vesting Period” means the one year period following the Retirement Date.

(l)
“RSU” means a restricted stock unit denominated in shares of the Company’s common stock granted or that may be granted to an Eligible Participant under the Plan subject to service-based (but not performance-based) vesting conditions.

3.Treatment of Awards Upon Retirement. Except as otherwise provided in this Policy, including in Section 4, following an Eligible Participant’s Retirement Date:

(a)	The Eligible Participant’s Awards that are outstanding as of the Eligible Participant’s Retirement Date will continue to vest and, if applicable, become exercisable during the Eligible Participant’s

Exhibit 10.4

Retirement Vesting Period as if the Eligible Participant had remained continuously in service as an employee of the Company and its subsidiaries or a non-employee Board member, as applicable, during the Eligible Participant’s Retirement Vesting Period; and

(b)
The Eligible Participant will have until the first anniversary of the Retirement Date to exercise any vested Options, provided that (i) if an Option (or portion thereof) becomes first exercisable within the ninety (90) days preceding the first anniversary of the Retirement Date, then the Eligible Participant will have ninety (90) days following the date that the Option (or portion thereof) becomes first exercisable to exercise such Option (or portion thereof) and (ii) no Option may be exercised following the date upon which the Option would have become unexercisable, including in connection with a corporate transaction or event, had the Eligible Participant remained continuously in service as an employee or non-employee Board member, as applicable, with the Company and its subsidiaries.

4.Limitations; Conditions. The provisions of Section 3 are subject to the following limitations and conditions unless the Committee or the Board otherwise determines:

(a)
This Policy will not apply to any Option outstanding as of the Effective Date that is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and is held by an Eligible Participant born before the Cut-Off Date if, within twenty-eight (28) calendar days following the Effective Date, the Eligible Participant holding such Option declines the benefits of this Policy in a form provided by the Company.

(b)
An Eligible Participant must provide the Company with written notice of the Eligible Participant’s intention to retire at least thirty (30) days but no more than sixty (60) days prior to the Eligible Participant’s Retirement Date in order to receive the benefit of this Policy, except that an Eligible Participant who retires within forty-five (45) days following the Effective Date must provide such notice no later than the Eligible Participant’s Retirement Date. Such written notice must be in a form reasonably acceptable to the Company and include a representation of the Eligible Participant that the Eligible Participant is terminating from the Company for retirement purposes and has not accepted, and does not plan to accept, a full-time position at another employer in the biotechnology or pharmaceutical industries. For clarity, post-retirement services as a member of a board of directors or similar board or committee shall not disqualify an Eligible Participant from this Policy.

(c)
The benefits provided under Section 3 are conditioned upon an Eligible Participant’s continued compliance with any non-competition, non-solicitation, confidentiality or other restrictive covenants with the Company and may be subject to any additional limitations, restrictions, modifications and/or conditions (if any) as the Compensation Committee or the Board may from time to time determine. Any such limitation, restriction, modification or condition must specifically reference this Policy.

(d)
If an Eligible Participant continuously provides services to the Company and its subsidiaries following retirement, then the Administrator will determine the effect of such continued service on the provisions of Section 3 and the Eligible Participant’s benefits under this Policy.

5.Discretion. The Compensation Committee or the Board may, in its discretion and at any time or from time to time, including for the avoidance of doubt following an Eligible Participant’s Retirement Date, determine that this Policy does not apply to any or all Awards held by an Eligible Participant or terminate, amend or modify this Policy. Any such determination, termination, amendment or modification must specifically reference this Policy.

6.Interpretation. The Compensation Committee, the Board or the designee of either may interpret the terms and application of this Policy, and in such capacity is referred to herein as the “Administrator.” All interpretations of the Administrator will be conclusive and binding on all persons. In the absence of a contrary designation, the

Exhibit 10.4

Company’s Senior Vice President, Human Resources will be the Administrator. Notwithstanding the foregoing, only the Board or Compensation Committee will administer this Policy and be the Administrator with respect to Senior Vice Presidents and individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.

7.Incorporation of Equity Plan. This Policy is established under and subject to the terms of the Plan. Notwithstanding the foregoing, if there is a conflict between the terms of the Plan and this Policy, the terms of this Policy will control.

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